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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: May 30, 2002


  (These materials are intended to be released to one or more shareholders,
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                ==============================================

Press Release

Source:  C. Robert Coates

C. ROBERT COATES ASKS NETRO'S CEO AND CFO TO TELL THE TRUTH

LAKE FOREST, Ill., May 30 -- C. Robert ("Bob") Coates, a major Netro Corporation (NASDAQ: NTRO) stockholder, said today that Netro management should stop making incomplete and misleading statements, and that they should improve their overall communication with shareholders.

Coates said today that, "In an April 17 conference call with analysts, Netro CEO Gideon Ben-Efraim and CFO Sanjay Khare stated that they expected 'Angel revenues to commence late in the 3rd quarter of 2002.' Netro management also stated that revenues from 'Angel will represent more than 15% of total revenues by the 4th quarter of 2002 . . . and we continue to expect that by early 2003 between 40 and 50% of our revenues will come from the new Angel product line.' "

"Then", continued Coates, "at the company's annual shareholder meeting on May 21, Ben-Efraim stated that Angel would not generate any revenue in 2002. We believe this statement violated Fair Disclosure regulations." Fair Disclosure prohibits the selective disclosure of material information by a public company to certain individuals or institutions. These individuals or institutions could then benefit unduly in trading the company's securities.

Next, in an interview with Dow Jones on May 29, Netro's CFO Sanjay Khare stated that Robert Coates' statements about Angel revenues are "just false."

"Had any of Netro's six directors attended the annual meeting, we could ask them what they heard Ben-Efraim say", continued Coates. "Unfortunately, that just isn't possible."

Coates said that he and four other individuals who attended Netro's annual meeting are prepared to sign sworn affidavits confirming that Ben-Efraim stated Angel would not generate revenue this year. Three of these individuals are employees of The Robert Coates Group: Wilhelm Ruiz, Managing Director; Robert Schwartz, Marketing Communications Director; and Todd Martin, Analyst. The fourth is Rick Grubaugh, Senior Vice President of D.F. King & Company, Inc., a proxy solicitation firm. Coates stated that notes taken by a Coates Group employee at the meeting refer to Ben-Efraim's remark. In addition, an individual stockholder who attended the meeting confirmed to the Coates Group that he too had heard Ben-Efraim say Angel would generate no revenue in 2002.

In the Dow Jones interview, Sanjay Khare went on to say that Angel would generate revenue in 2002, but that it would not be substantial. Khare stated that revenue from Project Angel would constitute "40% to 50% [of total company revenue] in 2002."

"Even in an interview with a major news service, Netro management can't get the year right - unless they've changed their forecast again", said Coates.

Coates called upon Netro management to respond in several ways.

    * "First, I ask Netro to clarify statements made about future Angel revenues and expenses. Why has Netro made statements about revenues, which it cannot control, without making statements about expenses, which it can control? How much does Netro plan to spend on R&D for Project Angel this year and how much for Airstar? How much of the shareholders' cash do they plan to spend chasing sales in the severely depressed telecom business? And why? We want them to ride out the telecom storm by dramatically slowing expenditures."

    * "Second, I ask Ben-Efraim to repeat his presentation from the annual meeting in a webcast. The annual meeting should have been broadcast live on the internet."

    * "Third, I ask Netro to explain why they have made two filings with the SEC about the possibility of AT&T Wireless, a major Netro stockholder, selling its shares. Did Netro strike a deal with AT&T Wireless in which AT&T agreed to vote for two incumbent directors?" Coates and his associate, David Kennedy, ran for election to Netro's board in opposition to the incumbent directors. No specific numbers regarding the tally have been released.

"At the very least, all shareholders deserve to be told the truth", said Coates.

"Shareholders also deserve to hear a well-defined plan of action from management, and they deserve directors who hold management accountable for the execution of that plan."

"We can't understand why management won't buy back 10-20 million shares, particularly at today's depressed prices. We think it would increase share value substantially."

"We want the company to survive and succeed", said Coates. "With full and fair disclosure of all material information by management, and with greatly improved corporate governance, we think it can."

Source:  C. Robert Coates